UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				(Amendment No. 1)

	      	 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
	     PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
 		       THERETO FILED PURSUANT TO 13d-2(b)

                            Dana Holding Corporation
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                   235825205
                                 (CUSIP Number)

                                December 31, 2011
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP No. 235825205


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek I, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power:  124,539
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power:  124,539

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             124,539

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.08%

       12.   Type of Reporting Person

	     PN

                               CUSIP No. 235825205

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek II, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power:  0
Number of
Shares           6.  Shared Voting Power:  1,917,367
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power:  1,917,367

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             1,917,367

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     1.28%

       12.   Type of Reporting Person

	     PN

                               CUSIP No. 235825205

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek Overseas Master Fund, Ltd.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       		 5.  Sole Voting Power:  0
Number of
Shares           6.  Shared Voting Power:  5,767,317
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power:  5,767,317

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             5,767,317

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     3.85%

       12.   Type of Reporting Person

	     FI

                               CUSIP No. 235825205

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek SRI Master Fund, Ltd.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

       		 5.  Sole Voting Power:  0
Number of
Shares           6.  Shared Voting Power:  182,794
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power:  182,794

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             182,794

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     0.12%

       12.   Type of Reporting Person

	     FI

     				CUSIP No. 235825205

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek Advisors, LLC

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power:  0
Number of
Shares           6.  Shared Voting Power:  7,992,017
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power:  7,992,017

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             7,992,017

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.34%

       12.   Type of Reporting Person

	     CO

                               CUSIP No. 235825205


       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Owl Creek Asset Management, L.P.

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       		 5.  Sole Voting Power:  0
Number of
Shares           6.  Shared Voting Power:  7,992,017
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power:  7,992,017

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             7,992,017

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.34%

       12.   Type of Reporting Person

	     PN

                               CUSIP No. 235825205

       1.    Names of Reporting Person
             I.R.S. Identification Nos. of above person (entities only)

             Jeffrey A. Altman

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [x] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       		 5.  Sole Voting Power:  0
Number of
Shares           6.  Shared Voting Power:  7,992,017
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power:  7,992,017

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             7,992,017

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     5.34%

       12.   Type of Reporting Person

	     IN

Item 1. (a)  Name of Issuer:

	     Dana Holding Corporation (the "Issuer")

        (b)  Address of Issuer's Principal Executive Offices:

	     3939 Technology Drive
	     Maumee, Ohio 43537

Item 2. (a)  Name of Person Filing:

	     This statement is filed by:

	     (i) Owl Creek I, L.P., a Delaware limited partnership ("Owl Creek I"), with respect to the shares of Common Stock directly owned by it;

	     (ii) Owl Creek II, L.P., a Delaware limited partnership ("Owl Creek
	     II"), with respect to the shares of Common Stock directly owned by it;

	     (iii) Owl Creek Overseas Master Fund, Ltd., an exempted company
	     organized under the laws of the Cayman Islands ("Owl Creek Overseas"),
	     with respect to the shares of Common Stock directly owned by it;

   	     (iv) Owl Creek SRI Master Fund, Ltd., an exempted company organized under the laws of the Cayman Islands ("Owl Creek SRI"), with respect to the shares of Common Stock directly owned by it;

 	     (v) Owl Creek Advisors, LLC, a Delaware limited liability company, the general partner with respect to the shares of Common Stock directly owned by Owl Creek I and Owl Creek II and the manager with respect to the shares of Common Stock directly owned by Owl Creek Overseas and Owl Creek SRI;

	     (vi) Owl Creek Asset Management, L.P., a Delaware limited partnership,
	     the investment manager with respect to the shares of Common Stock
	     directly owned by Owl Creek I, Owl Creek II, Owl Creek Overseas, and
	     Owl Creek SRI; and

	     (vii) Jeffrey A. Altman, with respect to shares of Common Stock owned by Owl Creek I, Owl Creek II, Owl Creek Overseas and Owl Creek SRI.

	     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

        (b)  Address of Principal Business Office or, if None, Residence:

             The address of the principal business office of each of the Reporting Persons is 640 Fifth Avenue, 20th Floor, New York,NY 10019.

        (c)  Citizenship:

             Each of Owl Creek I, Owl Creek II, and Owl Creek Asset Management,
	     L.P. is a limited partnership organized under the laws of the State
	     of Delaware. Each of Owl Creek Overseas and Owl Creek SRI is an
	     exempted company organized under the laws of the Cayman Islands. Owl
	     Creek Advisors, LLC is a limited liability company organized under the
	     laws of the State of Delaware. Mr. Altman is a United States citizen.

        (d)  Title of Class of Securities

             Common Stock, $0.01 par value per share (the "Common Stock")

        (e)  CUSIP Number: 235825205


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a) |_| Broker or dealer registered under section 15 of the Act;

        (b) |_| Bank as defined in section 3(a)(6) of the Act;

        (c) |_| Insurance company as defined in section 3(a)(19) of the Act;

        (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940;

        (e) |_| An investment adviser in accordance with Rule 13d-1
		(b) (1) (ii) (E);

        (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);

        (g) |_| A parent holding company or control person in accordance with Rule 13d- 1 (b) (1) (ii) (G);

        (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

        (j) |_| Group, in accordance with Rule 13d-1 (b) (1) (ii) (J).

	Not Applicable

Item 4. Ownership

	The percentages used herein and in the rest of Item 4 are calculated based upon the 147,150,457 shares Common Stock that are outstanding as of October 14, 2011 as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2011 filed on October
	27, 2011; plus 2,632,010 shares of Common Stock that could be acquired if 314,000 Series B preferred shares were exercised.

         A. Owl Creek I, L.P.

		(a) Amount beneficially owned:  124,539
		(b) Percent of class:  0.08%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  124,539
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       124,539

		As of the date of this filing, the Reporting Person may be deemed to be the beneficial owner of 124,539 shares of the Company's common stock which includes 41,039 shares that could be acquired if 4,896 preferred shares were exercised.


	 B. Owl Creek II, L.P.

		(a) Amount beneficially owned:  1,917,367
		(b) Percent of class:  1.28%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  1,917,367
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       1,917,367

		As of the date of this filing, the Reporting Person may be deemed to be the beneficial owner of 1,917,367 shares of the Company's common stock which includes 631,230 shares that could be acquired if 75,306 preferred shares were exercised.

         C. Owl Creek Overseas Master Fund, Ltd.

		(a) Amount beneficially owned:  5,767,317
		(b) Percent of class:  3.85%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  5,767,317
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       5,767,317

		As of the date of this filing, the Reporting Person may be deemed to be the beneficial owner of 5,767,317 shares of the Company's common stock which includes 1,899,339 shares that could be acquired if 226,592 preferred shares were exercised.

	 D. Owl Creek SRI Master Fund, Ltd.

		(a) Amount beneficially owned:  182,794
		(b) Percent of class:  0.12%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  182,794
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       182,794

		As of the date of this filing, the Reporting Person may be deemed to be the beneficial owner of 182,794 shares of the Company's common stock which includes 60,402 shares that could be acquired if 7,206 preferred shares were exercised.

	 E. Owl Creek Advisors, LLC

		(a) Amount beneficially owned:  7,992,017
		(b) Percent of class:  5.34%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  7,992,017
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       7,992,017

		As of the date of this filing, the Reporting Person may be deemed to be the beneficial owner of 7,992,017 shares of the Company's common stock which includes 2,632,010 shares that could be acquired if 314,000 preferred shares were exercised.

	 F. Owl Creek Asset Management, L.P.

		(a) Amount beneficially owned:  7,992,017
		(b) Percent of class:  5.34%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  7,992,017
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       7,992,017

		As of the date of this filing, the Reporting Person may be deemed to be the beneficial owner of 7,992,017 shares of the Company's common stock which includes 2,632,010 shares that could be acquired if 314,000 preferred shares were exercised.

	 G. Jeffrey A. Altman

		(a) Amount beneficially owned:  7,992,017
		(b) Percent of class:  5.34%
		(c)(i) Sole power to vote or direct the vote: 0
		  (ii) Shared power to vote or direct the vote:  7,992,017
		 (iii) Sole power to dispose or direct the disposition: 0
		  (iv) Shared power to dispose or direct the disposition:
		       7,992,017

		As of the date of this filing, the Reporting Person may be deemed to be the beneficial owner of 7,992,017 shares of the Company's common stock which includes 2,632,010 shares that could be acquired if 314,000 preferred shares were exercised.

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 26, 2012
                                      /s/ Jeffrey A. Altman

                                      --------------------------
                                      Jeffrey A. Altman, individually, and as
				      managing member of Owl Creek Advisors, LLC, for itself and as general partner of Owl Creek I, L.P. and Owl Creek II L.P., and as managing member of the general partner of OWl Creek Asset Management, L.P., for itself and as investment manager to Owl Creek Overseas Master Fund, Ltd. and Owl Creek SRI Master Fund, Ltd.